Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K, as amended, of Genufood Energy Enzymes Corp. (the “Company”) for the years ended September 30, 2022 and 2021, of our report dated January 13, 2023 (except as to Note 2, which is as of August 23, 2023), included in its Form 10-K, as amended, with respect to our audits of the consolidated financial statements of the Company as of September 30, 2022, and for the year ended September 30, 2022.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
August 23, 2023